Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among:
Volcano Corporation,
a Delaware corporation;
Lava Merger, Inc.
a Delaware Corporation;
Novelis Inc.
a Delaware corporation; and
Paul Magnin,
as Stockholders’ Representative

Dated as of May 14, 2008

EXHIBITS

Exhibit A	—	Certain Definitions
Exhibit B	—	List of Key Employees
Exhibit C	—	Form of Non-Competition Agreement
Exhibit D	—	List of Key Stockholders
Exhibit E	—	Form of Voting Agreement
Exhibit F	—	Form of Escrow Agreement
Exhibit G	—	Form of General Release
Exhibit H	—	Form of Proprietary Rights Agreement
Exhibit I	—	Form of Legal Opinion
Exhibit J	—	Form of Payoff Letter
Exhibit K	—	Form of Confirmatory Assignments

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ii.

iii.

iv.

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 14, 2008, by and among: Volcano Corporation, a Delaware corporation (“Parent”); Lava Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Novelis Inc., a Delaware corporation (the “Company”); and Paul Magnin, as the Stockholders’ Representative (the “Stockholders’ Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     Whereas, the Boards of Directors of each of Parent, Merger Sub, and the Company deem it advisable and in the best interest of each entity and its respective stockholders that Parent acquire the Company in order to advance the long-term business interests of Parent and the Company;
     Whereas, the acquisition by Parent of the Company shall be effected in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement through a transaction in which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent (the “Surviving Corporation”);
     Whereas, the Board of Directors of the Company (i) has unanimously determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of the Company and its stockholders, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of the Company approve this Agreement;
     Whereas, the Board of Directors of Parent (i) has determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;
     Whereas, as an inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement by the parties hereto, each employee of the Company set forth on Exhibit B (each, a “Key Employee”) is executing and delivering to Parent a Non-Competition Agreement in the form attached hereto as Exhibit C and an Offer Letter in a form reasonably satisfactory to Parent, all of which will become effective immediately following the Closing; and
     Whereas, as an inducement to Parent to enter into this Agreement, concurrently herewith each of the stockholders of the Company set forth on Exhibit D (each a “Key Stockholder”), has entered into an agreement with Parent, in the form attached hereto as Exhibit

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E (a “Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote the shares of Company Common Stock owned by such person to approve this Agreement, the Merger and the other transactions contemplated hereby.
     Now, Therefore, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:
SECTION 1
DESCRIPTION OF MERGER
     1.1. Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.
     1.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
     1.3. Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. Pacific Time on a date to be mutually agreed upon by Parent and the Company which shall not be more than three (3) business days after the date on which the last of the conditions set forth in Sections 7 and 8 (other than conditions which by their terms must be satisfied as of the Closing Date) has been satisfied or waived, or such other time and/or place as may be mutually agreed upon by Parent and the Company. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the acceptance and filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed by Parent and the Company and included in the Certificate of Merger (the “Effective Time”).
     1.4. Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;
          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

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          (c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.
SECTION 2
MERGER CONSIDERATION AND CONVERSION OF SHARES
     2.1. Merger Consideration. Subject to Sections 2.5 and 2.7, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:
          (a) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation;
          (b) any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
          (c) except as provided in clause “(b)” above, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, subject to the set-off rights set forth in Section 10, (i) the Closing Per Share Payment; (ii) the Pro Rata Share of any funds released from the Escrow Fund, if any, to the Company Stockholders; (iii) the Pro Rata Share of any funds released from the Stockholders’ Representative Funds, if any, to the Company Stockholders; and (iv) in the event the Milestone is achieved, the Milestone Per Share Payment.
     2.2. Company Stock Options. Prior to the Effective Time, the vesting of any unvested portion of any outstanding Company Option shall accelerate and such Company Option will thereafter become fully vested and immediately exercisable for the aggregate number of shares subject to such Company Option. Any Company Option that has not been exercised prior to the Effective Time shall terminate at the Effective Time. No option, warrant or similar right to purchase any capital stock of the Company shall be assumed and/or substituted by Parent, Merger Sub or the Surviving Corporation. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.2 under applicable law, the Company Option Plans, all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby.
     2.3. Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time (each a “Company Stock Certificate”) shall cease to have any rights as stockholders of the Company, and (b) the stock transfer books of the Company shall be closed

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with respect to all shares of such Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.5. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate.
     2.4. Milestone Merger Consideration. Within thirty (30) days of the date, if any, when the Milestone is achieved, Parent shall deposit, or cause to be deposited, with the Exchange Agent, the Milestone Merger Consideration. Parent shall cause the Surviving Corporation to use commercially reasonable efforts to cause the Milestone to be achieved. For purposes of this Section 2.4 only, “commercially reasonable efforts” means the use of objective, reasonable, good faith efforts, as well as expertise and resources, as another company in the medical device industry having a technology of similar market potential to the Technology at a similar stage in its development or product life, would normally use to accomplish a similar objective under similar circumstances, taking into account all reasonable relevant factors affecting the cost, risk and timing of development and the total potential of the Technology, all as measured by the facts and circumstances relating to the Technology at the time such efforts are due. The parties acknowledge and agree that, upon the reasonable, good faith determination by the Chief Executive Officer of Parent that a Technical Failure or Commercial Failure has occurred with respect to all or a substantial part of the Technology, Parent or the Surviving Corporation, as applicable, may, at its sole discretion, terminate all or any part of its program relating to the Technology, including development and seeking FDA approval for the Technology, and Parent’s and the Surviving Corporation’s obligations under this Section 2.4 to use commercially reasonable efforts to cause the Milestone to be achieved shall terminate. The parties also acknowledge and agree that if, after Parent’s or the Surviving Corporation’s determination that a Technical Failure or Commercial Failure has occurred with respect to all or a part of its program relating to the Technology, the Milestone is nonetheless achieved, the Company Stockholders shall be entitled to the Milestone Merger Consideration on the terms and conditions set forth in this Agreement. Parent shall provide, or shall cause the Surviving Corporation to provide, as applicable, the Stockholders’ Representative with written notice, including reasonable details supporting such determination, within 15 days of any determination by Parent or the Surviving Corporation that any Technical Failure or Commercial Failure has occurred with respect to all or any part of the Technology.
     2.5. Exchange of Certificates.
          (a) On or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent the Closing Consideration. The cash deposited with the Exchange Agent is referred to as the “Payment Fund.”
          (b) Promptly after the Effective Time, the Exchange Agent shall mail a letter of transmittal in customary form (a “Letter of Transmittal”), to each Company Stockholder (other than the Company Stockholders who have already tendered their Company Stock Certificates (or, in each case, an affidavit of loss as described below) and a Letter of Transmittal and a Form W-9 or Form W-8, as the case may be, to the Exchange Agent at or prior to the

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Closing pursuant to Section 2.5(c) below), together with instructions for use in effecting the exchange of Company Stock Certificates for the applicable consideration payable pursuant to Section 2.1 with respect to Company Common Stock. Upon the Company Stockholder’s delivery to the Exchange Agent, of a Company Stock Certificate (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and a Form W-9 or Form W-8, as the case may be, Parent shall cause the Exchange Agent to (i) promptly pay to such Company Stockholder the amount such Company Stockholder is entitled to receive pursuant to Section 2.1(c)(i), (ii) upon receipt of any Escrow Funds, promptly pay to such Company Stockholder the amount of Escrow Funds such holder is entitled to receive pursuant to Section 2.1(c)(ii); and (iii) upon receipt of any Milestone Merger Consideration, promptly pay to such Company Stockholder the amount of Milestone Merger Consideration such holder is entitled to receive pursuant to Section 2.1(c)(iii). The Company Stock Certificate so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate shall be deemed to represent only the right to receive the Merger Consideration payable pursuant to Section 2.1(c), and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the Company Common Stock formerly represented thereby.
          (c) The Company may, at its discretion, permit some or all of the Company Stockholders to submit their respective Company Stock Certificates (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and a Form W-9 or Form W-8, as the case may be, to the Exchange Agent at or prior to the Closing. The Company and Parent shall agree on the form of Letter of Transmittal as soon as practicable prior to the Closing. With respect to each such Company Stockholder that submits its respective Company Stock Certificates (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and a Form W-9 or Form W-8, as the case may be, (including wiring instructions), to the Exchange Agent prior to the date that is three (3) business days prior to the Closing (to be held in escrow until the Effective Time), Parent shall use commercially reasonable efforts to cause the Exchange Agent to make the payments to which such Company Stockholder is entitled to at the Effective Time pursuant to Section 2.1 by wire transfer on (or on the business day immediately following) the date of the Effective Time.
          (d) Parent, the Surviving Corporation and, if applicable, the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any Company Stockholder pursuant to Section 2.1 or any other section of this Agreement such amounts as Parent or the Surviving Corporation are required to deduct or withhold therefrom under the Code or under any Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (e) If applicable, any portion of the Payment Fund that remains undistributed by the Exchange Agent to Company Stockholders as of the date that is 180 days after the Closing Date, any portion of the Milestone Merger Consideration that remains undistributed as of the date that is 180 days after the deposit of the Milestone Merger Consideration, or any portion of the Escrow Fund that remains undistributed as of the date that is 180 days after the expiration of the Escrow Claim Period (or such later date provided for in accordance with Section 3.2 of the Escrow Agreement due to any unresolved claims that are outstanding as of the expiration of the Escrow Claim Period), as the case may be, shall be delivered to Parent upon demand, and any

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holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.5 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable pursuant to Section 2.1(c).
          (f) If payment of Merger Consideration in respect of shares of Company Common Stock converted pursuant to Section 2.1(c) is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not payable.
          (g) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any consideration payable pursuant to Section 2.1(c), with respect to the Company Common Stock previously represented by such Company Stock Certificate, require the Person claiming such Company Stock Certificate to be lost, stolen or destroyed to provide an appropriate affidavit and to, if reasonably requested by Parent, deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Company Stock Certificate.
          (h) Notwithstanding anything in this Agreement to the contrary, none of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or to any other Person for any amount paid to a public official pursuant to applicable abandoned property laws, escheat law or similar Legal Requirement. Any portion of the Payment Fund remaining unclaimed by holders of Company Stock Certificates three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), any portion of any Milestone Merger Consideration remaining unclaimed by holders of Company Common Stock Certificates three years after the date the Milestone Merger Consideration is deposited with the Exchange Agent (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), and any portion of the Escrow Fund that remains undistributed three years after the deposit by the Escrow Agent of such amount with the Exchange Agent (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent.
     2.6. Escrow and Release from Escrow of Merger Consideration; Stockholders’ Representative Funds.
          (a) Upon the Closing, Parent shall deposit $1,800,000 (the “Escrow Amount”) of the Merger Consideration in an escrow account (the “Escrow Fund”) to be administered by LaSalle Bank National Association (the “Escrow Agent”). The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of

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Exhibit D (the “Escrow Agreement”). The Escrow Fund shall be held exclusively by the Escrow Agent.
          (b) The Escrow Fund shall be held in the name of the Escrow Agent as collateral to secure the rights of the Parent Indemnitees under Section 10 hereof for a period of time ending on the first anniversary of the Closing Date (the “Escrow Claim Period”); provided, however, that in the event any Parent Indemnitee has timely made a claim in accordance with the terms of Section 10 that remains unresolved at the end of the Escrow Claim Period, then such claim shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved. If on or prior to the expiration of the Escrow Claim Period, any Parent Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the expiration of the Escrow Claim Period in accordance with Section 10 and the Escrow Agreement, the Escrow Agent shall retain in the Escrow Account after the expiration of the Escrow Claim Period, Escrow Funds having an aggregate value equal to the Asserted Amount or contested portion of the Asserted Amount, as the case may be, with respect to all claims which have not then been resolved.
          (c) In the event that this Agreement is approved by the Company Stockholders, then all such Company Stockholders shall, without any further act of any Company Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Parent Indemnitees as well as the potential set-off against the Milestone Merger Consideration by the Parent Indemnitees to secure such rights, in each case under Section 10 in the manner set forth herein and in the Escrow Agreement and (ii) the appointment of the Stockholders’ Representative as the representative under this Agreement and the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).
          (d) Parent shall deliver, or shall cause to be delivered, to the Stockholders’ Representative Twenty-Five Thousand Dollars ($25,000) of the Merger Consideration (the “Stockholders’ Representative Funds”) to be held by the Stockholders’ Representative to provide for the expenses of the Stockholders’ Representative hereunder and under the Escrow Agreement. The Stockholders’ Representative shall distribute all such funds, if any, that remain after the payment of the Stockholders’ Representative’s expenses to the Stockholders pro rata based on the Stockholders’ Pro Rata Shares.
     2.7. Dissenting Shares.
          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which did not consent to or vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby and who has complied with all of the provisions of the DGCL relevant to the exercise of appraisal rights, is referred to herein as a “Dissenting Share”.
          (b) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that, as of the Effective Time, are or may become Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration in

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accordance with Section 2.1, but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Merger Consideration in accordance with Section 2.1(c).
          (c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any Dissenting Shares received by the Company prior to the Effective Time, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.
     2.8. Merger Consideration Spreadsheet.
          (a) Parent and the Exchange Agent shall be entitled to rely conclusively on the information set forth in the Merger Consideration Spreadsheet with respect to distribution of the Merger Consideration, and no Person shall have any cause of action against Parent or the Exchange Agent for any action taken by Parent or the Exchange Agent in accordance with and in reliance upon any such information.
          (b) The Company shall deliver to Parent at least one business day prior to the Closing Date a spreadsheet setting forth (i) the name and address of each Company Stockholder, (ii) the number of shares of Company Common Stock expected to be held by each such Company Stockholder immediately prior to the Effective Time, (iii) the aggregate Closing Per Share Payments that each such Company Stockholder is expected to be entitled to receive with respect to such shares pursuant to Section 2.1(c)(i), (iv) the aggregate Pro Rata Share of the Escrow Funds that each Company Stockholder is expected to be entitled to receive pursuant to Section 2.1(c)(ii), (v) the aggregate Milestone Merger Consideration that such Company Stockholder is expected to be entitled to receive upon the achievement of the Milestone pursuant to Section 2.1(c)(iii), and (vi) the Excess Indebtedness expected to be outstanding as of the Closing Date.
          (c) At the Closing, the Company shall deliver to Parent (i) an updated version of such spreadsheet (the “Merger Consideration Spreadsheet”) setting forth the final calculations of the actual amounts, or percentages, as applicable, due to each Company Stockholder, calculated in accordance with the provisions of this Section 2, along with updated and final information for all other information contained in the Merger Consideration Spreadsheet, and (ii) a complete and correct updated Section 3.3 of the Company Disclosure Schedule.

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     2.9. Calculation of Excess Indebtedness.
          (a) The Company and Parent anticipate that the Closing Date will be May 15, 2008 (the “First Anticipated Closing Date”). At least one business day prior to the First Anticipated Closing Date, the Company shall deliver to Parent a schedule (a “Company Indebtedness Schedule”) setting forth, in reasonable detail, the Company’s estimate of Company Indebtedness (the “Company Indebtedness Estimation”) as of the First Anticipated Closing Date. The Company shall make the work papers and back-up materials used in preparing the applicable Company Indebtedness Schedule available to Parent and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.
          (b) As promptly as practicable after the Company delivers the applicable Company Indebtedness Schedule (a “Lapse Date”), Parent shall have the right to dispute any part of such Company Indebtedness Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Company Indebtedness Estimation.
          (c) If on or prior to any Lapse Date, (i) Parent notifies the Company that it has no objections to the applicable Company Indebtedness Estimation or (ii) Parent fails to deliver a Dispute Notice as provided above, then the Company Indebtedness Estimation as set forth in the Company Indebtedness Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Company Indebtedness Determination Date”), to represent the Company Indebtedness at Closing for purposes of calculating the Excess Indebtedness and the Closing Consideration, so long as Closing occurs within five business days after the applicable Non-Dispute Company Indebtedness Determination Date.
          (d) If Parent delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Indebtedness as of a particular date to be agreed to by the Company and Parent, which Company Indebtedness amount shall be deemed, on the date of agreement between the Company and Parent as to such amount (a “Dispute Company Indebtedness Determination Date”), to represent the Company Indebtedness at Closing for purposes of calculating the Excess Indebtedness and the Closing Consideration, so long as Closing occurs within five business days after the applicable Dispute Company Indebtedness Determination Date.
          (e) If Representatives of the Company and Parent pursuant to clause (d) above are unable to negotiate an agreed-upon determination of Company Indebtedness as of a particular date to be agreed to by the Company and Parent, or if Closing does not occur within five business days after an applicable Non-Dispute Company Indebtedness Determination Date or an applicable Dispute Company Indebtedness Determination Date, then the Company and Parent shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 2.12(a) through 2.12(d) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until there is an amount deemed to represent the Company Indebtedness at Closing for purposes of calculating the Excess Indebtedness and the Closing Consideration.

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     2.10. Rights Not Transferable. The rights of each Company Stockholder as of immediately prior to the Effective Time are personal to each such Company Stockholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void. Notwithstanding the foregoing, a Company Stockholder may transfer its rights to Milestone Merger Consideration hereunder and/or funds released from the Escrow Fund and/or the Stockholders’ Representative Funds (A) if Company Stockholder is a partnership, to its partners or former partners in accordance with partnership interests, (B) if Company Stockholder is a corporation, to its stockholders in accordance with their interest in the corporation, (C) if Company Stockholder is a limited liability company, to its members or former members in accordance with their interest in the limited liability company, (D) if Company Stockholder is an investment fund, to another investment fund that is affiliated with, under common control with or commonly managed by such Company Stockholder, or (E) if Company Stockholder is an individual, (i) to such Company Stockholder’s spouse, children or other member of such Company Stockholder’s immediate family, or to a trust for the sole benefit of such persons or such Company Stockholder, provided that such trust is controlled by such Company Stockholder, or to a corporation or limited liability company controlled by such Company Stockholder, (ii) to the trustee or trustees of a trust controlled and revocable solely by such Company Stockholder or to the trustee or trustees of a trust established for charitable purposes, (iii) to such Company Stockholder’s guardian or conservator, or (iv) in the event of such Company Stockholder’s death, to such Company Stockholder’s executor(s), administrator(s) or heirs; provided that in each case of (A) through (E) above, the transferee will be subject to the terms of this Agreement to the same extent as if such transferee were an original Company Stockholder hereunder.
     2.11. Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of the Company and otherwise) to take such lawful and necessary or desirable action as is otherwise consistent with this Agreement.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth on a correspondingly numbered section of the Company Disclosure Schedule (provided that the disclosure in any section in the Company Disclosure Schedule shall qualify any other section in this Section 3 to the extent that it is reasonably apparent from a reading of such disclosure that it also applies to such other section), the Company represents and warrants, as of the date hereof and as of the Closing Date, to and for the benefit of the Parent Indemnitees, as follows:
     3.1. Due Organization; Subsidiaries; Etc.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority:

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(i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.
          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Novelis, Inc.”
          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than Massachusetts. The Company is in good standing as a foreign corporation in Massachusetts.
          (d) Section 3.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.
          (e) The Company does not have, nor has it ever had any Subsidiaries. The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed or is not responsible or liable for any obligation of any other Entity. Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company’s business or affairs.
     3.2. Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees thereof (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee thereof that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other corporate records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable Legal Requirements and prudent business practices. The Company has in place, and has at all times had in place, an adequate and appropriate system of internal controls customarily maintained by comparable Entities.

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     3.3. Capitalization, Etc.
          (a) The authorized capital stock of the Company consists of: 4,350,000 shares of Company Common Stock, of which 4,002,855 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of Company Common Stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Section 3.3(a)(i) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, or is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other securities and has never repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities.
          (b) As of the date of this Agreement 100,500 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company Option Plan. Section 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule (if any), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the outstanding Company Options were issued, and the forms of all Company Option agreements evidencing the Company Options. Immediately prior to the Effective Time, without any further action by the Company or the Company’s board of directors and in accordance with the provisions of the stock option plans under which the Company Options were issued as in effect at their time of issuance, the vesting of any unvested portion of any outstanding Company Option shall accelerate and such Company Option will thereafter become fully vested and immediately exercisable for the aggregate number of shares subject to such Company Option, and any Company Option that has not been exercised prior to the Effective Time shall terminate on or before the Effective Time. No Company Option has ever been amended or modified following its original issuance, whether by the Company or the Company’s board of directors, or directly or indirectly by amendments or modifications to the stock option plan under which such Company Option was issued.
          (c) Except as set forth in Section 3.3(b) and Section 3.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may

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become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Common Stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any shares of Company Common Stock or other securities of the Company.
          (d) All outstanding Company Common Stock, Company Options and other securities of the Company have been issued and granted in all respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
     3.4. Financial Statements.
          (a) The Company has delivered to Parent the following financial statements (collectively, the “Company Financial Statements”):
               (i) The unaudited balance sheets of the Company as of December 31, 2006 and December 31, 2007, and the related unaudited “statements of profit and loss” for the years then ended; and
               (ii) the unaudited balance sheet of the Company as of April 10, 2008 (the “Unaudited Interim Balance Sheet”), and the related unaudited “statement of profit and loss” of the Company for the period beginning on January 1, 2008 and then ended.
          (b) The Company Financial Statements are prepared on a cash basis and not in accordance with GAAP, are accurate and complete in all material respects and present fairly in all material respects the financial position of the Company as of the respective dates thereof and the income and expenses of the Company for the periods covered thereby. The Company Financial Statements have been prepared on a consistent basis throughout the periods covered.
     3.5. Absence of Changes. Except as set forth in Section 3.5 of the Company Disclosure Schedule, since the date of the Unaudited Interim Balance Sheet:
          (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations, or financial performance or Prospects of the Company, and no event has occurred that will, or could reasonably be expected to, cause such a material adverse change;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);
          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

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          (d) other than the issuance of Company Common Stock upon the exercise of Company Options, the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company; (ii) any option or right to acquire any capital stock or any other security of the Company; or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;
          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any restricted stock purchase agreement;
          (f) there has been no amendment to the certificate of incorporation or bylaws of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (g) the Company has not formed any Company Subsidiary or acquired any equity interest or other interest in any other Entity;
          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the date of the Unaudited Interim Balance Sheet, exceeds $5,000;
          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $5,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $5,000 in the aggregate, or (ii) amended or prematurely terminated, or waived any right or remedy under, any Company Contract;
          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;
          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;
          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money except for the Parent Loan;

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          (n) the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, bonuses, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee having an annual salary in excess of $35,000;
          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;
          (p) the Company has not made any Tax election;
          (q) the Company has not threatened, commenced or settled any Legal Proceeding;
          (r) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than the Parent Loan and entering into this Agreement and the Related Agreements and transactions contemplated hereby and thereby; and
          (s) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(r)” above.
     3.6. Title to Assets.
          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Sections 3.7 and 3.9 of the Company Disclosure Schedule and all of the Company’s rights under the Company Contracts; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. All of such assets are owned by the Company free and clear of any Encumbrances, except for (y) any lien for current Taxes not yet due and payable, and (z) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company owns or otherwise has, and after the Closing the Parent will have, all assets needed to conduct its business as currently conducted and as the Company currently proposes to conduct its business.
          (b) Section 3.6(b) of the Company Disclosure Schedule identifies all tangible assets of the Company that are being leased or licensed to or by the Company. All such leases and licenses are valid and enforceable against the parties thereto.
     3.7. Bank Accounts; Receivables.
          (a) Section 3.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

15.

          (b) Section 3.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of April 30, 2008. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set-off.
     3.8. Equipment; Leasehold.
          (a) All items of equipment and other tangible assets owned by or leased to the Company (i) are adequate for the uses to which they are being put, (ii) are structurally sound, free of material defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), (iii) comply in all respects with, and are being operated and being used in compliance with all applicable Legal Requirements, and (iv) are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and as the Company currently proposes to conduct its business.
          (b) The Company does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Section 3.8(b) of the Company Disclosure Schedule. All premises leased or subleased by the Company are supplied with utilities and other services necessary for the operation of the Company’s business.
     3.9. Intellectual Property.
          (a) Section 3.9(a) of the Company Disclosure Schedule accurately identifies and describes each product or service that has been under development or was developed, was the subject of human clinical trials or has been commercially sold by the Company within the last 5 years and any product or service that is currently under development or the subject of a human clinical trial or that is currently commercially sold by the Company.
          (b) Section 3.9(b) of the Company Disclosure Schedule accurately identifies (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature and the nature of the ownership interest (e.g. exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been applied for, registered or filed and the applicable application, registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided to the Parent complete and accurate copies of all applications, material correspondence, and other material documents related to each such item of Registered IP.
          (c) Section 3.9(c) of the Company Disclosure Schedule accurately identifies (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (A) is so licensed solely in executable or object code form

16.

pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Company’s products or services, or (C) is generally available on standard terms for less than $5,000); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether the license or licenses granted to the Company are exclusive or non-exclusive.
          (d) Section 3.9(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.
          (e) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company, including each standard form of: (i) employee agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement. The Company has no standard form of license agreement. Section 3.9(e) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Parent.
          (f) The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property jointly owned by the Company, as identified in Section 3.9(b) of the Company Disclosure Schedule) free and clear of any Encumbrances. Without limiting the generality of the foregoing:
               (i) All documents and instruments necessary to protect the rights of the Company in the Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
               (ii) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment to the Company of those Intellectual Property Rights for which an assignment is necessary to vest such Intellectual Property Rights in the Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Company’s knowledge, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality. Section 3.9(f)(ii) of the Disclosure Schedule sets forth all Persons who worked on the development of the Company Software. The Company Software does not include any software developed by persons who were not employees of Novelis at the time of their

17.

contribution to the Company Software, except for those consultants set forth in Section 3.9(f)(ii) of the Disclosure Schedule, each of whom assigned all of their rights to the Company Software to the Company.
               (iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.
               (iv) The Company has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.
               (v) The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.
               (vi) The Company is not now and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.
               (vii) The Company owns or otherwise has, and after the Closing the Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted.
     (g) All Registered IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:
               (i) Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.
               (ii) To the Company’s knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person.
               (iii) All filings, payments, and other actions required to be made or taken to maintain each item of Registered IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned and not revived, allowed to lapse, or finally rejected and from which no appeal or other action may be taken. Section 3.9(g)(iii) of the Company Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before

18.

the date that is 90 days after the Closing Date in order to maintain such item of Registered IP in full force and effect.
               (iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Company’s knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s knowledge, there is no valid basis for a claim that any Company IP is invalid or unenforceable.
          (h) To the Company’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.9(h) of the Company Disclosure Schedule accurately identifies (and the Company has provided to the Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five years by or to the Company or any Representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
          (i) Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach by the Company of any license agreement listed or required to be listed in Section 3.9(c) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.
          (j) To the Company’s knowledge, the Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
               (i) To the Company’s knowledge, no product or service that has been or is under development or was developed, was or is the subject of a human clinical trial, or that has been or is being commercially sold by the Company has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person.
               (ii) No claim of infringement or misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any written or, to the Company’s knowledge, oral notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

19.

          (k) The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.
          (l) No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the Company’s knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (ii) the manufacturing, distribution, or sale of any product or service being developed or that has been developed by the Company, that is the subject of a human clinical trial, or that is being commercially sold by the Company.
          (m) Bugs. To the Company’s knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), and used by the Company (including any software that is part of or is used in the design, development, manufacturing, production, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, “Company Software”), in light of the current stage of development of the Company Software, (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that will, following the currently anticipated future development of the Company Software, materially and adversely affect the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software .
          (n) Harmful Code. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.
          (o) Source Code. The source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a reasonable manner that is both: (i) reasonably consistent with customary code annotation conventions and standard practices in the software industry; and (ii) reasonably sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or

20.

condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.
          (p) Section 3.9(p) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.
          (q) No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that impose or could impose a requirement or condition that any Company Product or part thereof (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making modifications or derivative works, or (iii) be redistributable at no charge.
     3.10. Contracts.
          (a) Section 3.10(a) of the Company Disclosure Schedule identifies each Company Contract, including:
               (i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;
               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Rights;
               (iii) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact any business or deal in any other manner with any other Person, or (C) develop or distribute any technology;
               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities issued by the Company;
               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;
               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

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               (viii) each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Company Contracts involving investments by the Company in, or loans by the Company to, any other Entity;
               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;
               (x) each Company Contract relating to indebtedness for borrowed money;
               (xi) each Company Contract related to the acquisition or disposition of material assets of the Company or other Person;
               (xii) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;
               (xiii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and
               (xiv) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $5,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $5,000 in the aggregate (in the case of both (A) and (B), excluding consulting Contracts listed under clause (i) above); and
               (xv) each Company Contract constituting a commitment of any Person to purchase products (including products in development) of the Company.
          (b) The Company has delivered to Parent accurate and complete copies of all written Company Contracts, including all amendments thereto. There are no Company Contracts that are not in written form. Each Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events contemplated herein) result in any payment or payments becoming due from the Company, the Surviving Corporation or Parent to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract.
          (c) The Company has not in any material respect violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company, no other Person has in any material respect violated or breached, or committed any default under, any Company Contract.
          (d) To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could

22.

reasonably be expected to, (i) result in a material violation or breach of any of the material provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract.
          (e) The Company has not received any notice or communication regarding any actual or possible violation or breach of, or default under, any Company Contract.
          (f) The Company has not waived any of its rights under any Company Contract.
          (g) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.
          (h) The Company Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as the Company currently proposes to conduct its business.
          (i) Section 3.10(i) of the Company Disclosure Schedule identifies and provides a brief description of all of the material terms of each proposed Contract (including any proposed Contract involving the Company possibly entering into or forming any partnership or joint venture with any other Person) as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.
          (j) Section 3.10(j) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the Merger and the other transactions contemplated by this Agreement and the Related Agreements.
     3.11. Liabilities; Fees, Costs and Expenses. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the Unaudited Interim Balance Sheet or the balance sheet as of December 31, 2007 included in the Company Financial Statements; (ii) liabilities that have been incurred by the Company in the ordinary course of business and consistent with the Company’s past practices or in connection with this Agreement and the transactions contemplated hereby; (iii) liabilities under the Company Contracts listed in Section 3.10(a) of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (iv) the liabilities identified in Section 3.11 of the Company Disclosure Schedule.
     3.12. Compliance with Legal Requirements. The Company is, and has at all times been, in material compliance with all applicable Legal Requirements. The Company has not received, at any time, any notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup

23.

or any remedial, corrective or response action of any nature. The Company has delivered to Parent an accurate and complete copy of each report, study, survey or other document in the Company’s possession that addresses or otherwise relates to the non-compliance of the Company with, or the applicability to the Company of, any Legal Requirement. To the Company’s knowledge, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) could reasonably be expected to have a materially adverse effect on the Company’s business, condition, assets, liabilities, operations, or financial performance or Prospects or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (b) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated hereby.
     3.13. Governmental Authorizations. Section 3.13 of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Section 3.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Section 3.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as the Company currently proposes to conduct its business. The Company is in compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 3.13 of the Company Disclosure Schedule. The Company has not received any written or, to the Company’s knowledge, oral notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
     3.14. Tax Matters.
          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date (the “Company Returns”) (i) have been filed on or before the applicable due date (including any extensions of such due date), and (ii) have been accurately and completely prepared in all material respects and prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by the Company on or before the Closing Date other than those for which adequate reserves have been established on the books and records of the Company have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed which have been requested by Parent, consisting of those Company Returns listed in Section 3.14(a) of the Company Disclosure Schedule.
          (b) Schedule 3.14(b) sets forth all actual and contingent liabilities for unpaid Taxes of the Company as of the date hereof. The Company shall establish reserves adequate for the payment of all accrued and unpaid Taxes by the Company through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

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          (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body and there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the statute of limitations applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.
          (d) No claim or Legal Proceeding is pending or, to the Company’s knowledge, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any written notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). Except for liens that arise by operation of law, there are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed or changed, prior to the Closing.
          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. The Company is not a party to any Contract, and the Company does not have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. The Company has not (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. The Company is not or has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (f) The Company has reported, withheld and paid all Taxes required to have been reported, withheld and paid in connection with any amounts paid or owing by it to any

25.

officer, employee, independent contractor, creditor, stockholder or other third party, and has timely filed all related withholding Company Returns.
          (g) The Company has never engaged in activities constituting a trade or business or permanent establishment (as defined in the applicable income tax treaty) in a foreign country. The Company was treated as an S corporation for federal income tax purposes within the meaning of Section 1361 of the Code for the period from its incorporation to September 10, 2004.
          (h) No jurisdiction in which the Company does not file Tax Returns has ever asserted that the Company may be required to file a Tax Return in such jurisdiction. Section 3.14(h) of the Disclosure Schedule lists each jurisdiction in which the Company is required to file any Tax Return, and the type of Tax Return required to be filed.
          (i) Section 3.14(i) of the Company Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (i) the basis of the Company in its assets; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.
          (j) The Company has not participated in any transaction that was or is a “listed transaction” or a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
     3.15. Employee and Labor Matters; Benefit Company Plans.
          (a) Section 3.15(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence):
               (i) the name of such employee and the date as of which such employee was originally hired by the Company;
               (ii) such employee’s title;
               (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments, incentive compensation and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 2007;
               (iv) such employee’s annualized compensation as of the date of this Agreement;
               (v) each Company Plan in which such employee participates or is eligible to participate;
               (vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business; and

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               (vii) such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other permit.
          (b) There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from the Company) relating to such former employee’s employment with the Company.
          (c) The employment of the Company’s employees is terminable by the Company at will. The Company has delivered or made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.
          (d) To the Company’s knowledge:
               (i) no employee of the Company intends to terminate his employment with the Company;
               (ii) no employee of the Company has received an offer to join a business that may be competitive with the Company’s business; and
               (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that could reasonably be expected to have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.
          (e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, the Company does not use the services of or employ any independent contractors.
          (f) The Company is not a party to or bound by, and the Company has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.
          (g) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has good labor relations, and no reason to believe that the consummation of the Merger or any of the other transactions

27.

contemplated by this Agreement will have a material adverse effect on the Company’s labor relations.
          (h) Except as set forth in Section 3.15(e), there are no, and at no time have been, any independent contractors who have provided services to the Company for a period of six consecutive months or longer. The Company has never had any temporary or leased employees.
          (i) Section 3.15(i) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, welfare arrangements, vacation, sick pay plans, payroll practice, program or agreement (collectively, the “Company Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company. The Company does not intend or has not committed to establish or enter into any new Company Plan, or to modify any Company Plan.
          (j) The Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code in connection with each Company Plan; (iii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (v) all material written Contracts relating to each Company Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of the Company relating to any Company Plan and any proposed Company Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all correspondence to or from any Governmental Body relating to any Company Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; (x) all discrimination tests required under the Code for each Company Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.
          (k) The Company has performed all obligations required to be performed by it under each Company Plan and is not in default under or violation of, and the Company has no knowledge of any default under or violation by any other party of, the terms of any Company Plan. Each Company Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status

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under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Company Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan. There are no claims or Legal Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the assets of any Company Plan. Each Company Plan (other than any Company Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan. The Company has never incurred any penalty or tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Plan.
          (l) The Company has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Company Plan”) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. The Company has never maintained, established, sponsored, participated in or contributed to, any Pension Company Plan in which stock of the Company is or was held as a plan asset. The fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.
          (m) No Company Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any employee of the Company (either individually or to employees of the Company as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
          (n) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, Company Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event)

29.

in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company other than the acceleration of vesting of the Company Options as contemplated by Section 2.2.
          (o) The Company: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any worker’s compensation policy or long-term disability policy.
          (p) The Company is not required to be, and, to the knowledge of the Company, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).
          (q) To the knowledge of the Company, no officer or employee of the Company is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of the Company, or that would interfere with the business of the Company. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company as presently conducted or as the Company currently proposes to conduct its business nor any activity of any employees of the Company in connection with the carrying on of the business of the Company as presently conducted or as the Company currently proposes to conduct its business will, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of the Company may be bound.
          (r) Each Company Plan, program, arrangement or agreement of the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under

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applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code).
     3.16. Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written or, to the Company’s knowledge, oral, notice or other communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. There are no Governmental Authorizations currently held by the Company pursuant to Environmental Laws. (For purposes of this Section 3.16: (a) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)
     3.17. Insurance. Section 3.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Section 3.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Section 3.17 of the Company Disclosure Schedule is in full force and effect. The Company has not received any written or, to the Company’s knowledge, oral, notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     3.18. Related Party Transactions. (a) No Related Party has, and no Related Party has at any time since the Company’s incorporation had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has been, indebted to the Company; (c) since the Company’s incorporation, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company other than (i) purchases of Company Common Stock and/or stock option grants listed on Section 3.3(a) or 3.3(b) of the Company Disclosure Schedule and (ii) ordinary course compensation; (d) no Related Party is competing, or

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has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Common Stock and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 3.18 each of the following shall be deemed to be a “Related Party”: (i) each of the Company’s stockholders; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.)
     3.19. Legal Proceedings; Orders.
          (a) There is no pending Legal Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding against the Company or, to the Company’s knowledge, against another Person: (i) that involves the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.
          (b) There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, none of the Company’s stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any assets owned or used by the Company.
     3.20. Authority; Binding Nature of Agreement.
          (a) Subject to obtaining the requisite approval of the Company’s stockholders in accordance with the DGCL, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company and its board of directors. The consent of a majority of the voting power represented by the Company Common Stock outstanding as of the close of business on the date on which the Company’s board of directors approves the principal terms of this Agreement and the Merger or such other date as the Company’s board of directors sets as the record date for stockholders to approve this Agreement and the Merger is the only consent of the stockholders of the Company needed to approve the principal terms of this Agreement, approve the Merger and the transactions contemplated hereby (the “Required Company Stockholder Approval”). This Agreement and each Related Agreement to which the Company is a party has been duly executed and delivered by the Company, and assuming due

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authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.21. Non-Contravention; Consents. Neither the Company’s (a) execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements to which it is a party, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents;
          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).
Except for those filings, notices or Consents disclosed in Section 3.21 of the Company Disclosure Schedule or otherwise contemplated herein, no filing by the Company with, notice by the Company to or Consent from any Person is required in connection with (y) the Company’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

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     3.22. Regulatory Compliance.
          (a) The Company is in compliance in all material respects with all Legal Requirements, and the terms of any applicable approvals, clearances, authorizations, licenses and registrations required by any Governmental Body, in each case regarding (i) the registration, license or certification for each site at which any product of the Company is manufactured, labeled, sold, or distributed and (ii) the design, development, manufacture, labeling, sale, distribution and promotion of any product of the Company in jurisdictions where the Company currently conducts such activities.
          (b) The Company has not received any written or, to the Company’s knowledge, oral, notice or other communication from any Governmental Body (i) contesting the clearance or approval of, the uses of or sale of any product of the Company or (ii) otherwise alleging any violation of any laws by the Company with respect to any product of the Company.
          (c) All filings with and submissions to any Governmental Body made by the Company with regard to any product of the Company, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, have been updated to the extent required to be updated.
          3.23. Company Action. The board of directors of the Company (at a meeting duly called and held or by written consent in accordance with the Company Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously recommended the approval of this Agreement and the Merger by the stockholders of the Company and directed that this Agreement and the Merger be submitted to the stockholders of the Company for approval.
     3.24. Anti-Takeover Provisions. Each of the board of directors of the Company and the Company have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein (a) any takeover provision in the Company Constituent Documents, (b) any takeover provision in any Company Contract and (c) any applicable state anti-takeover law.
     3.25. Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
     3.26. Certain Payments. Neither the Company, nor any officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:
          (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

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          (b) made any false or fictitious entry, or knowingly failed to make any entry that should have been made, in any of the books of account or other records of the Company;
          (c) made any unlawful payment to any Person; or
          (d) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.
     3.27. Full Disclosure.
          (a) This Agreement and the Company Disclosure Schedule do not (i) contain any representation, warranty or information that is an untrue or misleading statement of any material fact, or (ii) to the Company’s knowledge, omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or are made or provided, not false or misleading.
          (b) The information supplied by the Company for inclusion in the Company Information Statement (including any Company Financial Statements) will not, as of the date of the Company Information Statement or as of the date such information is prepared or presented, (i) contain any untrue or misleading statement of any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.
SECTION 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:
     4.1. Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub has all necessary corporate power and authority to carry on its business as now being conducted.
     4.2. Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of any of the provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws;
          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which

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Parent or any Parent Subsidiary, or any of the assets owned or used by Parent or any Parent Subsidiary, is subject; or
          (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Parent Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such material Parent Contract, (ii) accelerate the maturity or performance of any such material Parent Contract, or (iii) cancel, terminate or modify any such material Parent Contract; and
          (d) except as otherwise contemplated herein, Parent is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) Parent’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by Parent of the Merger or any of the other transactions contemplated by this Agreement.
     4.3. Authority; Binding Nature of Agreement. Parent and Merger Sub have the right, power and authority to perform their obligations under this Agreement and the Related Agreements to which Parent and/or Merger Sub is a party, as the case may be; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Related Agreements to which Parent and/or Merger Sub is a party, as the case may be, have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement has been, and, when executed and delivered, the Related Agreements to which Parent and/or Merger Sub is a party, as the case may be, will have been, duly executed and delivered by Parent and Merger Sub, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
SECTION 5
CERTAIN COVENANTS OF THE COMPANY AND STOCKHOLDERS’ REPRESENTATIVE
     5.1. Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s facilities (as may be mutually agreed by the Company and the Parent), Representatives, personnel, technology, operations and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Parent will not request disclosure of information provided orally to any Representative of the Company if such information (a) was provided by a third party to any such Representative orally; (b) relates to a joint venture,

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partnering or other strategic transaction; and (c) is not otherwise provided in written or other tangible form.
     5.2. Operation of the Company’s Business.
          (a) During the Pre-Closing Period, the Company shall: (i) ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in material compliance with all applicable Legal Requirements and the requirements of all Company Contracts; (ii) use its commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) keep in full force and effect (with the same scope and limits of coverage) all insurance policies identified in Section 3.17 of the Company Disclosure Schedule; and (iv) to the extent reasonably requested by Parent, cause its officers to report regularly to Parent concerning the status of the Company’s business.
          (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent):
               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);
               (ii) other than the issuance of Company Common Stock upon the exercise of Company Options, sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
               (iii) amend or waive any of its rights under, or accelerate, or permit the acceleration of, or vesting under, any provision of any restricted stock purchase agreement, or otherwise modify any of the terms of any restricted stock purchase agreement, or (other than to provide for the acceleration of vesting as contemplated by Section 2.2) amend or modify the terms of any Company Option;
               (iv) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (v) recognize any labor union or enter into any collective bargaining agreement;
               (vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

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               (vii) form any Company Subsidiary or acquire any equity interest or other interest in any other Entity;
               (viii) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $10,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed $20,000 in the aggregate;
               (ix) enter into or become bound by, or permit any of the assets owned or used by the Company to become bound by, any Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value, or the performance of services having a value, in excess of $5,000 for any individual Company Contract or $10,000 in the aggregate for all Company Contracts under this clause (ix), or amend or terminate, or waive or exercise any material right or remedy under, any Company Contract;
               (x) acquire, lease or license any right or other asset from any other Person (except in each case for assets acquired, leased or licensed by the Company in the ordinary course of business and not having a value in excess of $5,000 individually, or $10,000 in the aggregate) or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or waive or relinquish any material right;
               (xi) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or incur or guarantee any indebtedness;
               (xii) establish, adopt or amend any Company Plan or collective bargaining agreement, pay any bonus or make any profit-sharing, cash incentive or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers;
               (xiii) dismiss any employee or hire any new employee having an annual salary in excess of $35,000;
               (xiv) change any of its methods of accounting or accounting practices in any respect except as required by GAAP;
               (xv) make any material Tax election;
               (xvi) commence or settle any Legal Proceeding;
               (xvii) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;
               (xviii) enter into any transaction with any Related Party;
               (xix) take or omit to take any action that is reasonably likely to (A) result in any of its representations and warranties set forth in this Agreement or any certificate

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delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) result in any of the conditions to the consummation of the Merger set forth in Section 7 and Section 8 hereof not being satisfied, or (C) breach any provisions of this Agreement; or
               (xx) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xix)” of this Section 5.2(b).
     5.3. Notification.
          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:
               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes, or with the passage of time, could cause or constitute, an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;
               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
               (iii) any breach of any covenant or obligation of the Company; and
               (iv) any event, condition, fact or circumstance that is likely to make the timely satisfaction of any condition set forth in Section 7 or Section 8 impossible or unlikely.
     5.4. No Negotiation.
          (a) The Company acknowledges and agrees that, during the Pre-Closing Period the Company will not, and will not permit any of the Company’s Representatives to, directly or indirectly:
               (i) solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;
               (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or
               (iii) entertain, consider or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

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          (b) The Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Acquisition Transaction, and shall promptly inform Parent of (i) any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or by any of the Company’s Representatives from any person or entity (other than Parent) and (ii) the identity of such person or entity.
     5.5. Stockholder Approval.
          (a) Immediately after the execution of this Agreement, the Company shall take all action necessary under the Company Constituent Documents and all applicable Legal Requirements to submit this Agreement to the stockholders of the Company for approval either at a meeting of the Company’s stockholders or via written consent of the stockholders. The Company will prepare and distribute to the Company stockholders in connection with the solicitation of the Required Company Stockholder Approval an information statement in compliance with all applicable Legal Requirements and the Company Constituent Documents (the “Company Information Statement”) on the date of execution of this Agreement. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party, or its counsel, may be required or appropriate for inclusion in the Company Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Company Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Company Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements. The Company shall (i) solicit from stockholders of the Company in compliance with applicable Legal Requirements and the Company Constituent Documents consents to the approval of this Agreement, the Merger and the other transactions contemplated hereby and (ii) use commercially reasonable efforts to obtain the required Company Stockholder Approval within two business days following the execution of this Agreement.
          (b) The board of directors of the Company shall unanimously recommend that the Company’s stockholders vote to approve this Agreement, the Merger and the other transactions contemplated hereby (the “Recommendation”). The Company Information Statement shall include the Recommendation. Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Recommendation. For purposes of this Agreement, the Recommendation shall be deemed to have been modified in a manner adverse to Parent if such Recommendation shall no longer be unanimous.
     5.6. Confirmatory Assignments. Within 30 days of the Closing, the Stockholders’ Representative will deliver to Parent confirmatory assignments in the form of Exhibit K executed by each of the inventors of the patent applications listed in such confirmatory

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assignment. All costs and expenses relating to the procurement of such confirmatory assignments shall be borne by the Stockholder’s Representative, on behalf of the Stockholders.
SECTION 6
ADDITIONAL COVENANTS OF THE PARTIES
     6.1. Filings and Consents; Additional Agreements. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period. In addition, Parent and the Company shall use commercially reasonable efforts (y) to cause the conditions set forth in Section 7, in the case of the Company, and in Section 8, in the case of Parent, to be satisfied as soon as practicable prior to the Termination Date and (z) to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date.
     6.2. Regulatory Approvals. Parent and the Company shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body.
     6.3. Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any Representative of the Company to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) the Parent shall not (and the Parent shall not permit any Representative of the Parent to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the Company’s prior written consent, provided, however, that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent deems necessary or appropriate under applicable Legal Requirements.
     6.4. Closing Agreements. The Company shall use commercially reasonable efforts to cause each of the Company Stockholders and shall cause each of the Key Stockholders and each of the Company’s officers and directors (other than those that are Key Stockholders) to execute and deliver to Parent a General Release in the form of Exhibit E.

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     6.5. FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 – 2(h)(2) of the United States Treasury Regulations.
     6.6. Termination of Company Plans. At the Closing, the Company shall terminate, or cause to be terminated, its 2004 Equity Incentive Plan and each of its other Company Plans as to which Parent has given written instructions sufficiently in advance and shall use its commercially reasonable efforts to ensure that no employee or former employee of the Company has any rights under any of such Company Plans and that any liabilities of the Company under any of such Company Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, Parent or any Parent Subsidiary.
     6.7. Employee Matters.
          (a) Parent may, in its discretion, enroll all Continuing Employees in the Parent plans, programs, policies, practices, contracts, agreements or other arrangements providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “Parent Employee Plans”), to the extent applicable, which are provided to similarly situated employees of Parent based on levels of responsibility. Nothing in this Section 6.7 is intended to prevent Parent from terminating any Parent Employee Plan or Company Plan. The parties hereto acknowledge and agree that all provisions contained in this Section 6.7 with respect to Continuing Employees are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including, without limitation, any Continuing Employees, former Continuing Employees, any participant in any Company Plan or Parent Employee Plan or any beneficiary thereof.
          (b) As promptly as practicable after the Closing and subject to approval by Parent’s board of directors, Parent shall grant each Continuing Employee an option to acquire Parent Common Stock in an amount set forth on Schedule 6.7(b), if applicable, and otherwise as determined per Parent’s current salary and option grid.
SECTION 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:
     7.1. Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments

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delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications), except in each case for any such representation or warranty that is made only as of a specific date, which representation or warranty shall have been true and correct in all material respects as of such specified date (without giving double effect to any materiality qualifications), and except for any inaccuracies resulting from actions that the Company is expressly required to take under the terms of this Agreement or from any action or inaction taken by the Company at the prior written direction or with the prior written consent of Parent.
     7.2. Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3. Stockholder Approval. This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by the Required Company Stockholder Approval. The number of shares of Company Common Stock that approve this Agreement and the Merger shall constitute no less than 90% of the Company Common Stock outstanding immediately prior to the Closing.
     7.4. Consents. All Consents required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Section 3.21 of the Company Disclosure Schedule) from any Person or Governmental Body shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, if any, whether domestic, foreign or supranational shall have expired.
     7.5. Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
          (a) the Escrow Agreement in the form of Exhibit D, executed by the Escrow Agent and the Stockholders’ Representative;
          (b) a General Release in the form of Exhibit E executed by each of the Key Stockholders of the Company and each of the Company’s officers and directors (other than those that are Key Stockholders);
          (c) a Proprietary Rights Agreement in the form of Exhibit F, executed by each Continuing Employee;
          (d) an offer letter in the standard form of Parent executed by each Key Employee set forth on Exhibit B;
          (e) written resignations of all officers and directors of the Company, effective as of the Effective Time;

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          (f) a certificate signed on behalf of the Company by the President of the Company representing and warranting that the conditions set forth in Section 7.1, Section 7.2 and Section 7.4 have been duly satisfied (the “Company Compliance Certificate”);
          (g) a legal opinion of Edwards Angell Palmer & Dodge LLP in the form of Exhibit G;
          (h) a certificate signed by the President of the Company certifying to his knowledge the accuracy in all respects of the Merger Consideration Spreadsheet;
          (i) a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching true and correct copies of the certificate of incorporation and bylaws, and any amendments thereto, of the Company, (ii) certifying that attached thereto are true and correct copies of actions by written consent or resolutions duly approved by the board of directors and stockholders of the Company which authorize and approve the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, including the Merger (iv) certifying that there are no proceedings for the dissolution or liquidation of the Company, and (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all Related Agreements executed or to be executed by the Company; and
          (j) a Payoff Letter in the form of Exhibit J executed by each Person for whom Company Merger Costs are outstanding immediately prior to the Closing (the “Payoff Letters”).
     7.6. Intellectual Property Rights. Each of Paul Magnin, John Goodnow, Russ Bowden, and David Miller shall have executed a confirmatory assignment in the form of Exhibit K.
     7.7. No Material Adverse Effect. There shall not have occurred any event, fact or circumstance which has resulted or which could reasonably be expected to result in a Material Adverse Effect on the Company since the date of the Unaudited Interim Balance Sheet.
     7.8. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     7.9. No Other Litigation. There shall not be pending any Legal Proceeding (a) which could reasonably be expected to have a Material Adverse Effect on the Company; (b) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (c) relating to the Merger and seeking to obtain from Parent or any Parent Subsidiary, or the Company, any damages or other relief that may be material to Parent; (d) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (e) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company.

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     7.10. FIRPTA Compliance. Parent shall have received the statement referred to in Section 6.5(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 6.5(b).
     7.11. Termination of All Company Options and Other Company Capital Stock Purchase Rights. The Company shall have terminated all unexercised Company Options and any other rights to acquire capital stock of the Company to ensure that, as of the Effective Time, all Company Options and any other rights to acquire capital stock of the Company no longer represent the right to purchase or otherwise acquire any capital stock of the Company, any other equity security or any other consideration of the Company, the Merger Sub, Parent, Surviving Corporation or any other Person.
     7.12. Termination of Company Plans. The Company shall have terminated each of the Company Plans required to be terminated pursuant to Section 6.6 of this Agreement on terms reasonably satisfactory to Parent, shall have provided evidence reasonably satisfactory to Parent to ensure that no employee or former employee of the Company has any right under any such Company Plans and that all liabilities of the Company under any such Company Plans (including any liabilities relating to services performed prior to the Closing) are fully extinguished at no cost, and with no liability, to the Company, Parent or any Parent Subsidiary, in each case as of the Effective Time.
     7.13. Non-Competition Agreements and Offers of Employment. Each of the Key Employees shall have remained continuously employed with the Company from the date of this Agreement through the Closing and shall have signed the offer letter of employment by Parent, and no action shall have been taken by any such individual to rescind any such acceptance; and each Key Employee shall have signed a Non-Competition Agreement, and such Non- Competition Agreements shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Non-Competition Agreements.
     7.14. Company Indebtedness Schedule. Parent and the Company shall have approved the Company Indebtedness Schedule.
SECTION 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.
     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:
     8.1. Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications), except in each case for any such representation or warranty that is made only as of a specific date, which representation or warranty shall have been true and correct in all material respects as of such specified date

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(without giving double effect to any materiality qualifications), and except for any inaccuracies resulting from actions that the Company is expressly required to take under the terms of this Agreement or from any action or inaction taken by the Company at the prior written direction or with the prior written consent of Parent.
     8.2. Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     8.3. Documents. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent representing and warranting that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied and the Escrow Agreement in the form of Exhibit D, executed by the Escrow Agent and Parent.
     8.4. Stockholder Approval. This Agreement shall have been duly approved by the Required Company Stockholder Approval.
     8.5. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     8.6. No Other Litigation. There shall not be pending any Legal Proceeding (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (b) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company, Parent or any of its Subsidiaries.
SECTION 9
TERMINATION
     9.1. Termination Events. This Agreement may be terminated prior to the Closing:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) must have used all reasonable efforts to remove any such Order;
          (c) by Parent if, within two business days of the date of execution of this Agreement the Required Company Stockholder Approval shall not have been obtained;
          (d) by Parent if any of the Company’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on

46.

such subsequent date) (except for any such representation or warranty that is made only as of a specific date, which representation or warranty shall have been materially inaccurate as of such specified date), or if any of the Company’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 9.1(c) on account of an inaccuracy in the Company’s representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the Company unless the Company fails to cure such inaccuracy or breach within five (5) business days after receiving written notice from Parent of its intention to terminate this Agreement as a result of such inaccuracy or breach;
          (e) by the Company if any of Parent’s or Merger Sub’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date) (except for any such representation or warranty that is made only as of a specific date, which representation or warranty shall have been materially inaccurate as of such specified date), or if any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 9.1(d) on account of an inaccuracy in Parent’s or Merger Sub’s representations and warranties or on account of a breach of a covenant by Parent or Merger Sub if such inaccuracy or breach is curable unless Parent or Merger Sub fails to cure such inaccuracy or breach within five (5) business days after receiving written notice from the Company of its intention to terminate this Agreement as a result of such inaccuracy or breach; or
          (f) by Parent or the Company if the Closing has not taken place on or before June 30, 2008 (the “Termination Date”) (other than as a result of any failure on the part of the party attempting to terminate this Agreement to comply with or perform any of its covenant or obligation set forth in this Agreement).
     9.2. Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 9.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.
     9.3. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, it shall forthwith be void and without further force and effect, without liability or obligation on the part of any party, its directors, officers or stockholders and all obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any willful or intentional breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) no party hereto shall be liable to the other for any consequential or punitive damages (except in the case of fraud or intentional misrepresentation).

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SECTION 10
INDEMNIFICATION, ETC
     10.1. Survival of Representations, Etc.
          (a) The representations and warranties made by the Company in this Agreement (including the Company Disclosure Schedule), the Company Compliance Certificate or in any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive the Closing and expire on December 31, 2009; provided, however, that (A) if, at any time prior to the end of the Escrow Claim Period, any Parent Indemnitee delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company for which the Escrow Claim Period has not expired (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved and for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved; and (B) the representations and warranties in Section 3.3 (Capitalization) and Section 3.14 (Tax Matters) shall survive until the expiration of the respective statute of limitations. All representations and warranties made by Parent and Merger Sub shall expire at the Closing, except that the representations and warranties made in Sections 4.2 and 4.3 shall survive as long as any portion of the Escrow Funds or the Milestone Merger Consideration remains undistributed, and then only to the extent applicable to Parent’s and Merger Sub’s ability to perform their obligations under this Agreement and the Escrow Agreement, as applicable, with respect to the Escrow Funds or the Milestone Merger Consideration. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.
          (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their Representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Section 10, or other remedy based on such representations, warranties, covenants, and obligations.
          (c) For purposes of this Section 10, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be part of, and to qualify, the representations and warranties made by the Company in Section 3 of this Agreement (it being understood that any representations or warranties contained in any underlying

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agreement referenced in the Company Disclosure Schedule shall not be deemed a representation and warranty made by the Company pursuant to this Agreement).
     10.2. Indemnification by Company.
          (a) From and after the Closing Date (but subject to Section 10.1(a)), each Parent Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are suffered or incurred by such Parent Indemnitee or to which such Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement, in the Company Compliance Certificate, in the Merger Consideration Spreadsheet, or in any other document, certificate, schedule or instrument delivered or executed in connection herewith (without giving effect, in each case, to any information provided by the Company pursuant to Section 5.3); (ii) any breach or alleged breach of any covenant or obligation of the Company or the Stockholders’ Representative set forth in this Agreement (including the covenants set forth in Sections 5 and 6) or any other document, certificate, schedule or instrument delivered or executed in connection herewith (without giving effect, in each case, to any information provided by the Company pursuant to Section 5.3); (iii) any Excess Indebtedness that was not considered in the calculation of the Closing Consideration; and (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) or relating to clause (iii) above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 10 if a Parent Indemnitee is the prevailing party therein).
          (b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
          (c) From and after the Closing Date, each Parent Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for all Taxes of the Company attributable to each Pre-Closing Tax Period. For purposes of this Agreement, (i) any Taxes relating to a Straddle Period that are levied on a per diem basis shall be allocable to the Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and (ii) any other Taxes relating to a Straddle Period shall be allocable to the Pre-Closing Tax Period as if such Straddle Period had ended at the close of business on the date of the Effective Time.
          (d) In the event any Parent Indemnitee shall suffer any Damages for which such Parent Indemnitee is entitled to indemnification under this Section 10, subject to the limitations in Section 10.3, Parent and the Stockholders’ Representative shall follow the procedures set forth in Sections 10.5 and 10.6 for handing indemnification claims (both based on

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third party suits and directly) between the parties (subject to appropriate adjustment for clause (ii) below to reflect that neither the Escrow Agent nor the Escrow Fund will be involved in the resolution of such indemnification claims) and:
               (i) Such Parent Indemnitee shall be entitled to recover such Damages by obtaining the amount of Escrow Funds equal in value to the aggregate amount of such Damages, and such recovery shall be made from the Escrow Funds on a basis proportional to the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Company Stockholder.
               (ii) Parent may withhold and set-off against any amounts due the Company Stockholders under Section 2.1(c)(iii) up to $450,000 of the Milestone Merger Consideration (on a basis proportional to the aggregate amount of Milestone Merger Consideration to be received by each such Company Stockholder).
     10.3. Limitations.
          (a) Subject to Section 10.3(c), the Parent Indemnitees shall not be entitled to any indemnification payment pursuant to Section 10.2(a)(i) (and under Section 10.2(a)(iv) with respect to a Legal Proceeding relating to a claim under Section 10.2(a)(i)), until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate (the “Threshold”). If the total amount of such Damages exceeds the Threshold, then the Parent Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of such Damages, including the first $50,000 of such Damages.
          (b) Subject to Section 10.3(c), the Escrow Funds and set-off rights described in Section 10.2(d) above shall be the sole and exclusive remedy of the Parent Indemnitees with respect to any and all claims that any of the Parent Indemnitees may have against the Company Stockholders based upon, arising out of, in connection with, or otherwise in respect of this Merger Agreement.
          (c) The limitations that are set forth in Section 10.3(a) and Section 10.3(b) shall not apply: (i) in the case of fraud or intentional misrepresentation; (ii) to any inaccuracies in any of the amounts set forth in the Merger Consideration Spreadsheet; (iii) any claim pursuant to Section 10.2(a)(iii); or (iv) any claim pursuant to a breach of the covenant set forth in Section 5.6. The Parent Indemnitees shall be entitled to bring suit (and, in compliance with the procedures set forth in Section 10.5 and 10.6, set-off an unlimited amount of the Milestone Merger Consideration) (x) for Damages without any limitation against any and all Company Stockholders who have committed or knowingly participated in such fraud or intentional misrepresentation and (y) to seek to recover from each Company Stockholder who did not commit or knowingly participate in such fraud or intentional misrepresentation Damages up to the full amount of the Merger Consideration paid to each such Company Stockholder (or its designees); and (ii) in the case of a breach of the representations and warranties in Section 3.3 (Capitalization) or any indemnification pursuant to Section 10.2(a)(iii) (Excess Indebtedness), the Parent Indemnitees shall be entitled to bring suit (and set-off an unlimited amount of the

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Milestone Merger Consideration) for Damages against any and all Company Stockholders up to the full amount of the Merger Consideration paid to each such Company Stockholder (or its designees).
          (d) This Section 10.3 shall not limit Parent’s ability to enforce its rights under this Agreement by a decree of specific performance or other equitable relief, and appropriate injunctive relief may be applied for and granted in connection therewith.
          (e) Subject to Section 10.3(f), in the event the Stockholders’ Representative on behalf of the Company Stockholders or any of the Company Stockholders or their Affiliates, Representatives or successors and assigns directly or indirectly suffers or incurs or otherwise becomes subject to Damages arising from or as a result of, or directly or indirectly connected with, any inaccuracy in or breach or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any representation or warranty of Parent or Merger Sub set forth in this Agreement, or the certificate delivered by Parent pursuant to Section 8.3, or with respect to any Legal Proceeding relating thereto, Parent shall not be required to reimburse or otherwise pay any of such Persons for any of such Damages until such time as the total amount of all such Damages exceeds, in the aggregate, the Threshold. If the total amount of such Damages exceeds the Threshold, then, to the extent Parent is found liable, Parent shall reimburse or otherwise pay for the amount of such Damages, including the first $50,000 of such Damages.
          (d) The limitations set forth in Section 10.3(e) shall not apply in the case of fraud or intentional misrepresentation.
     10.4. No Contribution. The Company Stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Company Stockholders may become subject under or in connection with this Agreement or the Escrow Agreement.
     10.5. Defense of Third Party Claims.
          (a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Parent Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 10, Parent shall promptly give the Stockholders’ Representative and the Escrow Agent written notice (a “Claim Notice”) of such claim (a “Claim”) or Legal Proceeding. If the contents and delivery of a Claim Notice satisfy the content and delivery requirements of an Indemnification Demand pursuant to Section 10.6, then such Claim Notice shall also be deemed to be an Indemnification Demand. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such Claim (to the extent then in the possession of Parent) and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of Parent in delivering a Claim Notice shall relieve the Escrow Fund, the Milestone Merger Consideration or the Company Stockholders from any indemnification liability hereunder except

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to the extent such failure materially prejudices the defense of such Claim or Legal Proceeding. Parent shall have the right, at its election, to proceed with the defense of such Claim or Legal Proceeding on its own.
          (b) Within 30 days of delivery of the Claim Notice, if Parent has not elected to proceed with the defense of such Claim or Legal Proceeding on its own, the Stockholders’ Representative may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement. If the Stockholders’ Representative makes the foregoing election, a Parent Indemnitee will have the right to participate at its own expense in all proceedings. If the Stockholders’ Representative does not make such election within such period or fails to diligently contest such Claim or Legal Proceeding after such election, then the Parent Indemnitee shall be free to handle the prosecution or defense of any such Claim or Legal Proceeding, and will take all necessary steps to contest the Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement, and will notify the Stockholders’ Representative of the progress of any such Claim or Legal Proceeding, will permit the Stockholders’ Representative, at the sole cost of the Stockholders’ Representative, to participate in such prosecution or defense and will provide the Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim or Legal Proceeding and the prosecution or defense thereof. If Parent proceeds with the defense of any such Claim or Legal Proceeding as the Parent Indemnitee in these circumstances, all Parent’s reasonable expenses relating to the defense of such Claim or Legal Proceeding shall be recovered by obtaining an amount of the Escrow Fund equal in value to the aggregate amount of such expenses and the Stockholders’ Representative shall instruct the Escrow Agent to deliver such funds from the Escrow Fund to Parent. Such recovery shall be made from the Escrow Fund on a basis proportional to the Escrow Amount contributed under the Escrow Agreement by or on behalf of each Company Stockholder. In the event that the funds remaining in the Escrow Fund are insufficient to permit recovery by Parent of all such expenses, Parent shall be entitled to set off the amount of such deficiency against the Milestone Merger Consideration in accordance with Section 10.2(d)(ii), with any such set-off to be allocated among the Company Stockholders on a basis proportional to the Escrow Amount contributed under the Escrow Agreement by or on behalf of each Company Stockholder.
          (c) Neither party will compromise or settle any such Claim or Legal Proceeding without the written consent of either Parent (if the Stockholders’ Representative defends the Claim or Legal Proceeding) or the Stockholders’ Representative (if Parent or other Parent Indemnitees defend the Claim or Legal Proceeding), such consent not to be unreasonably withheld. In any case, the party not in control of the Claim or Legal Proceeding will cooperate with the other party in the conduct of the prosecution or defense of such Claim or Legal Proceeding. In the event Parent delivers a Claim Notice in connection with a claim for indemnification with respect to third party claims for which the procedures set forth in Section 10.5(a), (b) and (c) have been followed, Parent shall comply with the procedures set forth in Section 10.6(a), (b), (c) and (d) hereof and in the Escrow Agreement. Any such procedures shall be in addition to and not in lieu of the indemnification procedures set forth in Section 10.5(a), (b) and (c).

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     10.6. Indemnification Claims.
          (a) In order for any Parent Indemnitee to seek indemnification under this Section 10, Parent shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Stockholders’ Representative and the Escrow Agent which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent Indemnitee, (ii) a statement that the Parent Indemnitee is entitled to indemnification under this Section 10 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
          (b) Within 20 days after delivery of an Indemnification Demand to the Stockholders’ Representative, the Stockholders’ Representative shall deliver to Parent a written response (the “Response”) in which the Stockholders’ Representative shall: (i) agree that the Parent Indemnitee is entitled to receive all of the Asserted Damages Amount, and the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full Asserted Damages Amount to the extent of the remaining Escrow Funds to Parent; (ii) agree that the Parent Indemnitee is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”), and the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the Agreed Portion to the extent of the remaining Escrow Funds to Parent; or (iii) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount.
          (c) In the event that the Stockholders’ Representative shall (i) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Parent Indemnitee is entitled to only the Agreed Portion of the Asserted Damages Amount, the Stockholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Stockholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and shall be furnished to the Escrow Agent. If no such agreement can be reached after good faith negotiation within sixty days after delivery of a Response, either Parent or the Stockholders’ Representative may demand arbitration of any matter set forth in the applicable Indemnification Demand.
          (d) If no agreement is reached, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholders’ Representative. In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Stockholders’ Representative cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in San Diego County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a

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limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Parent and the Stockholders’ Representative an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within 30 days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
     10.7. Exercise of Remedies by Parent Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
     10.8. Tax Treatment of Indemnification Payments. The parties agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Merger Consideration for all Tax purposes, unless otherwise required by applicable Legal Requirements, and no party shall take any position inconsistent with such characterization.
     10.9. No Implied Representations. The parties acknowledge and agree that (a) except as expressly provided in Sections 3 and 4 or in any other Related Agreement, no party hereto, and none of the Representatives of any party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise, and (b) they did not rely on any representations or warranties other than those expressly provided in Sections 3 and 4 or in any other Related Agreement in connection with determining to enter into this Agreement.
SECTION 11
MISCELLANEOUS PROVISIONS
     11.1. Stockholders’ Representative.
          (a) The Stockholders of the Company, by approving this Agreement and the transactions contemplated hereby, hereby irrevocably appoint Paul Magnin as Stockholders’ Representative, including to act as their agent and attorney-in-fact for purposes of this Agreement and the Escrow Agreement, and consent to the taking by the Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement and the Escrow Agreement (including without limitation taking all action necessary or advisable in connection with the defense and or settlement of any and all claims for which the Stockholders may be required to provide indemnification pursuant to Section 10 and the Escrow Agreement, exercising the power to authorize delivery to Parent of

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the Escrow Funds in satisfaction of claims by Parent or otherwise, agreeing to, negotiating, entering into settlements and compromises of and demand arbitration, and complying with orders of courts and awards of arbitrators with respect to such claims or otherwise, giving and receiving all notices and service of process required or permitted to be given or received by the Stockholders or the Stockholders’ Representative under this Agreement or the Escrow Agreement, using and administering the Stockholders’ Representative Funds, and taking all actions necessary or advisable in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing). By his execution of this Agreement, Paul Magnin hereby accepts his appointment as the Stockholders’ Representative for purposes of this Agreement and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Company Stockholder by the Stockholders’ Representative, as fully binding upon such Company Stockholder. The rights and obligations of the Stockholders’ Representative shall include those rights and obligations set forth in the Escrow Agreement. If the Stockholders’ Representative shall resign, die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Stockholders, then the Company Stockholders who held a majority of the voting Company Capital Stock immediately prior to the Merger (the “Requisite Former Company Stockholders”) are authorized and shall, within 10 days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Stockholders’ Representative” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Requisite Former Company Stockholders.
          (b) The Stockholders’ Representative shall have no liability to any Company Stockholder with respect to the execution of his duties and responsibilities, provided that this does not limit any liability the Stockholders’ Representative may otherwise have resulting from his gross negligence or willful misconduct. Furthermore, the Company Stockholders shall jointly and severally indemnify and hold harmless the Stockholders’ Representative for any Damages (including Damages arising out of the negligence of the Stockholders’ Representative) arising out of the acceptance or administration of the Stockholders’ Representative’s duties hereunder and reasonable fees and expenses incurred in the fulfillment of the Stockholder’s Representative’s duties and responsibilities. The Company Stockholders shall, jointly and severally, indemnify the Stockholders’ Representative and hold the Stockholder’s Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.
          (c) The Stockholders’ Representative is authorized to act on behalf of the Stockholders notwithstanding any dispute or disagreement among the Stockholders. In taking any actions as Stockholders’ Representative, the Stockholders’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person he reasonably believes to be authorized thereunto. The Stockholders’ Representative may, in all questions arising hereunder, rely on the advice of

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counsel, and the Stockholders’ Representative shall not be liable to any Stockholder for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice. The Stockholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and/or the Escrow Agreement and no implied covenants or obligations shall be read into this Agreement or the Escrow Agreement against the Stockholders’ Representative.
          (d) The Stockholders’ Representative may employ and obtain the advice of legal counsel, accountants and other professional advisors and incur such other reasonable expenses on behalf of the Stockholders in connection with this Agreement and the Escrow Agreement, including without limitation to the defense of any claims thereunder, as the Stockholders’ Representative, in his sole discretion, deems necessary or advisable in the performance of his or her duties as the Stockholders’ Representative. The fees and expenses incurred by the Stockholders’ Representative may be paid from the Stockholders’ Representative Funds, but not from any part of the Escrow Funds. The Stockholders’ Representative shall be permitted to invest the Stockholders’ Representative Funds and shall be entitled to make distributions therefrom to itself to pay taxes, if any, incurred by the Stockholders’ Representative in connection with the such investments. Parent and the Surviving Corporation shall have no responsibility for the investment or the application of any such funds, nor any liability to the Stockholders or otherwise therefor.
          (e) Each Company Stockholder, by his, her or its approval of this Agreement and approval of the Merger, agrees, in addition to and not in limitation of the foregoing, that:
               (i) Parent shall be entitled to rely conclusively on the instructions and decisions given or made by, or believed in good faith by Parent to be given or made by, the Stockholders’ Representative as to the settlement of any claims for indemnification by Parent or the Surviving Corporation or any of them pursuant to Section 10 hereof, or any other actions required or permitted to be taken by the Stockholders’ Representative hereunder, and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;
               (ii) all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Stockholders of the Company and no Company Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders’ Representative;
               (iii) the provisions of this Section 11.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;
               (iv) remedies available at law for any breach of the provisions of this Section 11.1 are inadequate; therefore, Parent and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Parent or

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the Surviving Corporation or any of them brings an action to enforce the provisions of this Section 11.1; and
               (v) the provisions of this Section 11.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Stockholder.
     11.2. Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
     11.3. Fees and Expenses. Subject to the terms of this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.
     11.4. Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     11.5. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Parent:
Volcano Corporation
2870 Kilgore Road
Rancho Cordova, CA 95670
Attn: John Dahldorf, CFO
Fax: (916) 638-7976

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with copy to (which copy shall not constitute notice):
Cooley Godward Kronish llp
4401 Eastgate Mall
San Diego, CA 92121
Attn: Matthew T. Browne, Esq.
Fax: (858) 550-6420
if to the Company:
Novelis, Inc.
13 Branch Street
Suite 8A
Methuen, MA 01844
with copies to (which copy shall not constitute notice):
Edwards Angell Palmer & Dodge llp
111 Huntington Avenue
Boston, MA 02199
Attn: Matthew C. Dallett
Fax: (617) 227-4420
if to the Stockholders’ Representative:
Paul Magnin
23 Greybirch Road
Andover, MA 01810
with copies to (which copy shall not constitute notice):
Edwards Angell Palmer & Dodge llp
111 Huntington Avenue
Boston, MA 02199
Attn: Matthew C. Dallett
Fax: (617) 227-4420
     11.6. Time of the Essence. Time is of the essence of this Agreement.
     11.7. Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     11.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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     11.9. Governing Law; Jurisdiction and Venue.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
          (b) Subject to Section 10.6(d), any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in San Diego County, California. Subject to Section 10.6(d), the Company and Parent each:
               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in San Diego County, California (and each appellate court located in the State of California), in connection with any legal proceeding;
               (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 11.5 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;
               (iii) agrees that each state and federal court located in San Diego County, California, shall be deemed to be a convenient forum; and
               (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in San Diego County, California, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
     11.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, the Company, Merger Sub and Parent shall not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person, it being understood that nothing in this Section 11.10 shall prohibit Parent or any Parent Subsidiary from consummating any merger, acquisition or similar transaction with any Person. After the Effective Time, Parent, Merger Sub and the Company may freely assign any or all of its rights under this Agreement (including its rights under Section 10), and freely delegate and assign any or all of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.
     11.11. Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the

59.

observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
     11.12. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     11.13. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     11.14. Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     11.15. Parties in Interest. Except for the provisions of Section 2.1 and Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and, with respect to their right to receive the Merger Consideration following the Effective Time subject to the terms and conditions of this Agreement and the representations and warranties made herein, the Company Stockholders and their respective successors and assigns (if any).
     11.16. Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement, dated November 14, 2007 by and between Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the date on which such Confidentiality Agreement is terminated in accordance with its terms.
     11.17. Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) References to dollars or “$”mean United States Dollars.

60.

          (c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (e) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

61.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Volcano Corporation,
a Delaware corporation

By:	/s/ Scott Huennekens

Name:	Scott Huennekens

Title:	President and Chief Executive Officer

Lava Merger, Inc.
a Delaware corporation

By:	/s/Vince Burgess

Name:	Vince Burgess

Title:	President

Novelis Inc.
a Delaware corporation

By:	/s/ Paul Magnin

Name:	Paul Magnin

Title:	President and CEO

Paul Magnin,
in his capacity as Stockholders’
Representative and not individually
/s/ Paul Magnin

[Signature Page To Merger Agreement]

Exhibit A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     “Acquisition Transaction” means any transaction directly or indirectly involving:
               (a) the sale, license or disposition of all or a material portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company;
               (b) the issuance, grant or disposition of: (i) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company;
               (iii) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company; or
               (iv) any transaction that could reasonably be expected to have an adverse effect upon the Merger and the transactions contemplated by the Agreement;
          provided, however, that: (A) the grant of Company Options to its employees in the ordinary course of business will not be deemed to be an “Acquisition Transaction” if such grant: (1) is made pursuant to a Company Option Plan; and (2) is consistent with the Company’s past practices; and (B) the issuance of Company Common Stock to its employees upon the valid exercise of Company Options will not be deemed to be an “Acquisition Transaction.”
          “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.
          “Agreed Portion” has the meaning set forth in Section 10.6 of this Agreement.
          “Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.
          “Asserted Damages Amount” has the meaning set forth in Section 10.6 of this Agreement.
          “Certificate of Merger” has the meaning set forth in Section 1.3 of this Agreement.
          “Claim Notice” has the meaning set forth in Section 10.5 of this Agreement.
          “Closing” has the meaning set forth in Section 1.3 of this Agreement.

          “Closing Company Share Number” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.
          “Closing Consideration” is equal to $12,075,000 less the amount of the Excess Indebtedness less the amount of the Parent Loan less the Escrow Amount and less the amount of the Stockholders’ Representative Funds.
          “Closing Date” has the meaning set forth in Section 1.3 of this Agreement.
          “Closing Per Share Payment” is equal to the quotient of (a) the Closing Consideration divided by (b) the Closing Company Share Number.
          “Code” has the meaning set forth in the Recitals to this Agreement.
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “Commercial Failure” means, with respect to the Technology, a reasonable, good faith determination that a material change has occurred in market conditions for the Technology (including a determination by patent counsel to Parent or the Surviving Corporation that a third party issued patent or a third party pending patent application, if issued, would be infringed by the practice of some or all of the Company IP to make, have made, use or sell the Technology in the United States, or other substantial freedom to operation restrictions on the practice of some or all of the Company IP to make, have made, use or sell the Technology in the United States) that was not reasonably anticipated by Parent as of the Effective Date and that makes further development or commercialization of the Technology commercially unreasonable to pursue.
          “Company” has the meaning set forth in the introductory paragraph of this Agreement.
          “Company Common Stock” means the Common Stock of the Company, par value $0.0001 per share.
          “Company Compliance Certificate” has the meaning set forth in Section 7.6 of this Agreement.
          “Company Constituent Documents” has the meaning set forth in Section 3.2 of this Agreement.
          “Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.
          “Company Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company on the date of this Agreement and signed by the President of the Company.

          “Company Financial Statements” has the meaning set forth in Section 3.4 of this Agreement.
          “Company Indebtedness” means the Company’s indebtedness, including (a) notes payable, customer deposits and any other obligations for borrowed money, whether as the primary obligor or as a guarantor, (b) those liabilities of the Company that are required to be listed on a balance sheet of the Company prepared in accordance with GAAP, and (c) Company Merger Costs outstanding as of the Closing Date, as set forth in the Payoff Letters.
          “Company Indebtedness Estimation” has the meaning set forth in Section 2.9(a) of this Agreement.
          “Company Indebtedness Schedule” has the meaning set forth in Section 2.9(a) of this Agreement.
          “Company Information Statement” has the meaning set forth in Section 5.5 of this Agreement.
          “Company IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company.
          “Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.
          “Company Merger Costs” mean the total amounts of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of the Company on or prior to the Closing in connection with (a) any due diligence conducted by the Company with respect to the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all Related Agreements and opinions delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, (d) the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby, and (e) otherwise in connection with the Merger and the transactions contemplated hereby.
          “Company Plan” has the meaning set forth in Section 3.15 of this Agreement.
          “Company Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company.
          “Company Options” mean options to purchase shares of Company Common Stock (whether granted by the Company pursuant to a stock option plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

          “Company Option Plans” mean the Novelis Inc. 2004 Equity Incentive Plan and any other stock option plan of the Company.
          “Company Return” has the meaning set forth in Section 3.14 of this Agreement.
          “Company Software” has the meaning set forth in Section 3.9(m) of this Agreement.
          “Company Stock Certificate” has the meaning set forth in Section 2.3 of this Agreement.
          “Company Stockholder” means a holder of Company Common Stock as of immediately prior to the Effective Time.
          “Company Subsidiary” means any Subsidiary of the Company.
          “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
          “Continuing Employees” means any employee of the Company that accepts an offer of employment with Parent and delivers to Parent a Proprietary Information and Inventions Agreement, in the standard form of Parent.
          “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
          “Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, and shall in any event (other than in the case of fraud or intentional misrepresentation) exclude all consequential and punitive damages; provided that, in calculating the amount of Damages suffered or incurred by a party for which indemnification is sought hereunder, there shall be deducted the amount of any insurance proceeds or proceeds from indemnification claims against third parties to the extent actually paid in cash to such party, net of premium increases, retro premium adjustments and collection costs.
          “DGCL” has the meaning set forth in the Recitals to this Agreement.
          “Dispute Company Indebtedness Determination Date” has the meaning set forth in Section 2.9(d) of this Agreement.
          “Dispute Notice” has the meaning set forth in Section 2.9(b) of this Agreement.
          “Dissenting Shares” has the meaning set forth in Section 2.7 of this Agreement.
          “Effective Time” has the meaning set forth in Section 1.3 of this Agreement.
          “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).
          “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
          “Environmental Laws” has the meaning set forth in Section 3.16 of this Agreement.
          “ERISA” has the meaning set forth in Section 3.15 of this Agreement.
          “Escrow Agent” has the meaning set forth in Section 2.6(a) of this Agreement.
          “Escrow Amount” has the meaning set forth in Section 2.6(a) of this Agreement.
          “Escrow Claim Period” has the meaning set forth in Section 2.6(b) of this Agreement.
          “Escrow Fund” has the meaning set forth in Section 2.6(a) of this Agreement.
          “Excess Indebtedness” means any Company Indebtedness (other than the Parent Loan) as of the Closing Date in excess of $50,000.
          “Exchange Agent” means any bank or trust company appointed as agent by Parent to make disbursements of the Merger Consideration to the Company Stockholders hereunder.
          “FDA” means the United States Food and Drug Administration.
          “First Anticipated Closing Date” has the meaning set forth in Section 2.9(a) of this Agreement.
          “FMLA” means the Family Medical Leave Act of 1993, as amended.
          “Foreign Company Plan” means: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Company Plan maintained or contributed to by the Company that is not subject to U.S. federal or state law; and (c) any Company Plan that covers or has covered employees of the Company whose services are performed primarily outside of the United States.
          “GAAP” means generally accepted accounting principles in the United States.
          “Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted,

given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
          “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
          “Indemnification Demand” has the meaning set forth in Section 10.6 of this Agreement.
          “Intellectual Property” means all data, formulae, inventions (whether or not patentable), know-how, trade secrets, methods, processes, proprietary information, protocols, specifications, techniques, software, software code (in any form including source code and executable or object code), subroutines, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).
          “Intellectual Property Rights” mean and includes all rights of the following types, which may exist under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
          “Key Employee” has the meaning set forth in the Recitals to this Agreement.
          “Key Stockholder” has the meaning set forth in the Recitals to this Agreement.
          “knowledge” means an individual will be deemed to have “knowledge” of a particular fact or other matter if such individual has actual knowledge of such fact or other matter. When referring to the “knowledge” of an Entity, such Entity shall be deemed to have “knowledge” of such fact or other matter if any director or executive officer of the corporation (or an individual holding a similar position with another Entity), has actual knowledge of such fact or matter or would reasonably be expected to have actual knowledge of such fact or matter as a result of the performance of their duties. In the case of the Company’s knowledge, the Company shall be deemed to have “knowledge” of a fact or matter if Paul Magnin, John Goodnow, Russ Bowden, or David Miller has actual knowledge of such fact or matter.
          “Lapse Date” has the meaning set forth in Section 2.9(b) of this Agreement.

          “Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
          “Legal Requirement” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
          “Letter of Transmittal” has the meaning set forth in Section 2.5 of this Agreement.
          “Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other events, violations, inaccuracies, circumstances or other matters that constitute exceptions to the Company’s representations and warranties set forth in this Agreement or in the Company’s Compliance Certificate or that would constitute exceptions to the Company’s representations and warranties set forth in this Agreement or in the Company’s Compliance Certificate but for the presence of materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or Prospects of the Company, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (a) any change in the business, condition, assets, liabilities, operations, financial performance or Prospects of the Company caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (b) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Company competes, or (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing.
          “Materials of Environmental Concern” has the meaning set forth in Section 3.16 of this Agreement.
          “Merger” has the meaning set forth in the Recitals to this Agreement.
          “Merger Consideration” means the consideration paid to the Company Stockholders in exchange for their shares of Company Common Stock pursuant to Section 2.1(c) of this Agreement.
          “Merger Consideration Spreadsheet” has the meaning set forth in Section 2.8(c) of this Agreement.
          “Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.

          “Milestone” means the written approval by the FDA of a 510(k) application for the Technology for the commercial sale of the Technology in the United States; provided that, such approval is based on a 510(k) application originally filed on or before December 31, 2009. Notwithstanding the foregoing, if all or part of the program relating to the Technology is terminated by Parent or the Surviving Corporation due to a Technical Failure or Commercial Failure, but then is later revived by Parent or the Surviving Corporation (and such program, as so revived, is substantially similar to the terminated program with respect to the product candidate, scope and market opportunity and is based in substantial part on the Company IP), an approval based on a 510(k) application originally filed on or before June 30, 2010 shall be deemed an achievement of the Milestone.
          “Milestone Merger Consideration” means $3,000,000.
          “Milestone Per Share Payment” is equal to the quotient of (a) the Milestone Merger Consideration divided by (b) the Closing Company Share Number.
          “Non-Dispute Company Indebtedness Determination Date” has the meaning set forth in Section 2.9(c) of this Agreement.
          “Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
          “Order” means any decree, permanent injunction, order or similar action.
          “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
          “Parent Contracts” mean any Contract, including any amendment or supplement thereto: (a) to which Parent or any Parent Subsidiary is a party; (b) by which Parent or any Parent Subsidiary or any of their respective assets is or may become bound or under which Parent or any Parent Subsidiary has, or may become subject to, any obligation; or (c) under which Parent or any Parent Subsidiary has or may acquire any right or interest.
          “Parent Employee Plans” has the meaning set forth in Section 6.7(a) of this Agreement.
          “Parent Indemnitees” mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.
          “Parent Loan” means the amount of principal and interest owed to Parent immediately prior to the Closing pursuant to that certain Promissory Note in the principal amount of $75,000 issued by the Company to Parent on April 22, 2008.
          “Parent Subsidiary” means any Subsidiary of Parent.

          “Payment Fund” has the meaning set forth in Section 2.5 of this Agreement.
          “Payoff Letters” have the meaning set forth in Section 7.5(j) of this Agreement.
          “Pension Company Plan” has the meaning set forth in Section 3.15 of this Agreement.
          “Person” means any individual, Entity or Governmental Body.
          “Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.
          “Pre-Closing Tax Period” includes any Tax period ending at or before the Effective Time and that portion of any Straddle Period ending at or before the Effective Time.
          “Pro Rata Share” means the quotient of (a) one divided by (b) the Closing Company Share Number.
          “Prospects” mean the prospects of the Company, as currently contemplated by the Company.
          “Recommendation” has the meaning set forth in Section 5.5(b) of this Agreement.
          “Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
          “Related Agreements” mean the Escrow Agreement, General Releases, the Non-Competition Agreements, the Proprietary Rights Agreements, and any other documents or agreements executed in connection with this Agreement or the transactions contemplated hereby.
          “Related Party” has the meaning set forth in Section 3.18 of this Agreement.
          “Representatives” include a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
          “Required Company Stockholder Approval” has the meaning set forth in Section 3.20 of this Agreement.
          “Response” has the meaning set forth in Section 10.6 of this Agreement.
          “Stockholders’ Representative” has the meaning set forth in the introductory paragraph of this Agreement.
          “Stockholders’ Representative Funds” has the meaning given in Section 2.6(d).
          “Straddle Period” means any Tax period beginning before the Effective Time and ending after the Effective Time.
          “Subsequent Anticipated Closing Date” has the meaning set forth in Section 2.9(e) of this Agreement.

          “Subsidiary” Any Entity is deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.
          “Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.
          “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
          “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
          “Technical Failure” means, with respect to the Technology, (a) a reasonable, good faith determination that the Technology presents unacceptable levels of safety risks, demonstrates an unacceptable level of efficacy, or fails to achieve the primary end points in its pivotal clinical trials such that, in each case, successful development and/or commercialization of the Technology for any application is not reasonably likely or (b) official decisions by Governmental Bodies regarding the Technology have rendered FDA marketing approval for it not reasonably likely or make substantially more likely a marketing approval with significant use limitations in the approved label such that successful development and/or commercialization of the Technology for any application is not reasonably likely.
          “Technology” means the Previewtm single use forward-looking IVUS catheter and system including console, display and operator interface.
          “Termination Date” has the meaning set forth in Section 9.1(f) of this Agreement.
          “Unaudited Interim Balance Sheet” has the meaning set forth in Section 3.4 of this Agreement.

EXHIBIT B
LIST OF KEY EMPLOYEES
Paul A. Magnin
Russell W. Bowden
John W. Goodnow
David G. Miller

B-1

EXHIBIT D
LIST OF KEY STOCKHOLDERS

Paul A. Magnin
Russell W. Bowden
John W. Goodnow
David G. Miller
Lawrence Best

D-1